Exhibit 16.1

May 4, 2005

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K of Capacitive Deionization Technology Systems, Inc. dated May 4, 2005, and agree with the statements concerning our Firm contained in the first, second, third, fourth, fifth and sixth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.